Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Pricing Supplement, dated August 1, 2019 to the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019

$50,000,000
Barclays Return on Disability ETN

This pricing supplement relates to the Barclays Return on Disability Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The return of the ETNs is linked to the performance of the Return on Disability US LargeCap ETN Total Return USD Index (the “RoD Index” or the “Index”).  The Index notionally tracks the returns that may be available from investing in a basket of stocks (the “Basket”) that are selected pursuant to the Return on Disability® Binary Ranking (the “RoD Ranking” or the “Ranking”) and other eligibility criteria.  Donovan Group LLC (the “index sponsor”) employs the RoD Ranking to select a portfolio of stocks of up to 100 companies (the “index constituents”) that, according to the RoD Ranking, are considered the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements described below.  The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.  Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

Our estimated value of the ETNs as of the inception date was $50.00 per ETN.  See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception and Issue Dates: The ETNs were first sold on September 10, 2014 (the “inception date”) and were first issued on September 15, 2014 (the “issue date”).

Maturity Date: September 17, 2024

Secondary Market:  Effective as of May 13, 2019, we have listed the ETNs on CBOE BZX Exchange (“CBOE BZX”). The ticker symbol, CUSIP number and ISIN for the ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
Barclays Return on Disability ETN	RODI	06740D830	US06740D8305

To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on CBOE BZX or on any other securities exchange.

Index: The return on the ETNs is linked to the performance of the Index. The Index notionally tracks the returns that may be available from investing in a Basket comprised of stocks of up to 100 companies that, according to the RoD Ranking, are considered the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements.  The phrase “disability market” refers to the 1.3 billion people globally who face challenges across three general areas – dexterity, cognition or sensory abilities – as well as their friends and family. The RoD Ranking is based on the premise that companies which utilize certain best practices with respect to employees with disabilities, customers with disabilities and productivity processes that leverage the unique approaches to problem solving from people with disabilities will create shareholder value and cause their stocks to rise.  See “The Index” below for more information.

The Index was created by Donovan Group LLC (the “index sponsor”), which is the owner of the intellectual property and licensing rights relating to the Index.  The Index is calculated by ICE Data Services, LLC (the “index calculation agent”).  The index calculation agent calculates the closing level of the Index at the close of business, New York City time, on each index business day.  The closing level of the Index is reported on Bloomberg page RODITR <Index>, and the intraday level of the Index is reported on Bloomberg page RODITR <Index>.

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

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Closing Indicative Value:  The closing indicative value for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  An “index business day” means, any day that is both a New York Stock Exchange trading day and a Nasdaq trading day.  If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of your ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the closing indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Daily Index Factor: The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee:  The investor fee for each ETN on the initial valuation date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on CBOE BZX, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from September 10, 2014 to September 10, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.  We refer to September 10, 2014 as the “initial valuation date” and September 10, 2024 as the “final valuation date” for the ETNs.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, you could lose up to your entire investment in the ETNs.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs.  If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date:  In the case of holder redemption, effective as of August 31, 2017, a redemption date is the second business day following each valuation date (other than the final valuation date). The final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver the redemption notice.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market

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prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are under no obligation to issue or sell ETNs at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Pricing Supplement dated August 1, 2019

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-9
THE INDEX	PS-17
VALUATION OF THE ETNS	PS-33
SPECIFIC TERMS OF THE ETNS	PS-35
CLEARANCE AND SETTLEMENT	PS-40
USE OF PROCEEDS AND HEDGING	PS-41
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-41
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-46
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays Return on Disability Exchange Traded Notes (the “ETNs”) linked to the performance of the Return on Disability US LargeCap ETN Total Return USD Index (the “RoD Index” or the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement.  References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.  We have no obligation to take your interests into account in deciding whether to issue or sell additional ETNs.  We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

This section summarizes the following aspects of the ETNs:

•                       What are the ETNs and how do they work?

•                       How do you redeem your ETNs?

•                       What are some of the risks of the ETNs?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC.  The ETNs will be issued in denominations of $50.00.  The return on the ETNs is linked to the performance of the Index.  The Index notionally tracks the returns that may be available from investing in a Basket comprised of stocks of up to 100 companies that, according to the RoD Ranking, are considered the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements.  The phrase “disability market” refers to the 1.3 billion people globally who face challenges across three general areas – dexterity, cognition or sensory abilities – as well as their friends and family. The RoD Ranking is based on the premise that companies which utilize certain best practices with respect to employees with disabilities, customers with disabilities and productivity processes that leverage the unique approaches to problem solving from people with disabilities will create shareholder value and cause their stocks to rise.  See “The Index” below for more information.

The Index was created by Donovan Group LLC (the “index sponsor”), which is the owner of the intellectual property and licensing rights relating to the Index.  The Index is calculated by ICE Data Services, Inc. (the “index calculation agent”).  The index calculation agent calculates the closing level of the Index at the close of business, New York City time, on each index business day.  The closing level of the Index is reported on Bloomberg page RODITR <Index>, and the intraday level of the Index is reported on Bloomberg page RODITR <Index>.

Inception, Issuance and Maturity

The ETNs were first sold on September 10, 2014, which we refer to as the “inception date.”  The ETNs were first issued on September 15, 2014, which we refer to as the “issue date,” and will be due on September 17, 2024.

Understanding the Value of the ETNs

The “stated principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” per ETN is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the

ETNs. The closing indicative value for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the stated principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.  Furthermore, if you sell your ETNs at a price which reflects a discount below the closing indicative value, you may experience a significant loss.

The intraday indicative value of the ETNs will be calculated by ICE Data Indices, LLC, or a successor, under the following ticker symbol:

ETNs	Ticker Symbol
Barclays Return on Disability ETN	RODI.IV

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, you could lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•       deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following each valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•       Market and Volatility Risk – The return on the ETNs is linked to the performance of the Index, which tracks a portfolio of stocks selected based on a set of eligibility criteria and a ranking that in turn are based on best practices in the disability market, in addition to certain market capitalization, liquidity and other selection criteria.  See “The Index” below for more information.  Equity security prices may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•       Uncertain Principal Repayment – There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is not sufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•       Issuer Redemption – Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity.

•       No Interest Payments– You will not receive any periodic interest payments on the ETNs.

•       A Trading Market for the ETNs May Not Exist – Although we have listed the ETNs on CBOE BZX, a trading market for the ETNs may not exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on CBOE BZX or on any other securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•       You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs.

•       You do not seek current income from your investment.

•       You seek an investment with a return linked to the performance of the Index.

•       You are willing to accept the risk of market fluctuation in general and fluctuations in the performance of the Index and the constituent stocks of the Index specifically.

•       You believe the level of the Index will not decrease and will increase by an amount sufficient to offset the investor fee during the term of the ETNs.

The ETNs may not be a suitable investment for you if:

•       You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs.

•       You seek current income from your investment.

•       You are not willing to accept the risk of market fluctuation in general and fluctuations in the performance of the Index and the constituent stocks of the Index specifically.

•       You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•       You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as prepaid forward contracts with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. As discussed further in the section below entitled “Material U.S. Federal Income Tax Consequences,” in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated as described above, but it is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment.  See “Risk Factors—The Tax Consequences Are Uncertain” below.  Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

In addition, non-U.S. investors in the ETNs may be subject to U.S. withholding tax.  See “Risk Factors—Non-U.S. Holders of the ETNs May Be Subject to Adverse U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the U.S. federal income tax consequences of your investment in your ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Consequences” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform based on the performance of the Index in four hypothetical scenarios, assuming a starting level for the Index of 1,000.00.  For ease of analysis and presentation, the following examples assume that the term of the ETNs is 10 years and only show the changes in the level of the Index and returns of the Index on an annual basis, with the closing indicative value calculated only once a year.  We have included two examples in which the Index has increased by approximately 34.39% at maturity (reflecting an annualized Index return of 3.00%), an example in which the Index has decreased by approximately 26.26% at maturity (reflecting an annualized Index return of -3.00%), and an example in which the Index has increased by approximately 2.53% (reflecting an annualized Index return of 0.25%).  These examples highlight the effect of the investor fee in different circumstances.  The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level.  The figures in these examples have been rounded for convenience.  Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the formula indicated in this pricing supplement.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs.

Assumptions:

Investor Fee Rate	Days in Year	Principal Amount	Starting Index Level
0.45%	365	$50.00	1,000.00

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,030.00	3.00%	$0.23	$0.23	$51.28
2	1,060.90	3.00%	$0.23	$0.46	$52.58
3	1,092.73	3.00%	$0.24	$0.69	$53.92
4	1,125.51	3.00%	$0.24	$0.94	$55.30
5	1,159.27	3.00%	$0.25	$1.18	$56.71
6	1,194.05	3.00%	$0.26	$1.44	$58.15
7	1,229.87	3.00%	$0.26	$1.70	$59.64
8	1,266.77	3.00%	$0.27	$1.97	$61.16
9	1,304.77	3.00%	$0.28	$2.24	$62.72
10	1,343.92	3.00%	$0.28	$2.53	$64.32

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%
		Total ETN Return		28.64%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,080.00	8.00%	$0.23	$0.23	$53.78
2	1,166.40	8.00%	$0.24	$0.47	$57.84
3	1,259.71	8.00%	$0.26	$0.73	$62.20
4	1,360.49	8.00%	$0.28	$1.01	$66.90
5	1,469.33	8.00%	$0.30	$1.31	$71.95
6	1,439.94	-2.00%	$0.32	$1.63	$70.19
7	1,411.14	-2.00%	$0.32	$1.95	$68.47
8	1,385.18	-1.84%	$0.31	$2.26	$66.90
9	1,371.33	-1.00%	$0.30	$2.56	$65.93
10	1,343.90	-2.00%	$0.30	$2.85	$64.31

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%
		Total ETN Return		28.62%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	970.00	-3.00%	$0.23	$0.23	$48.28
2	940.90	-3.00%	$0.22	$0.44	$46.61
3	912.67	-3.00%	$0.21	$0.65	$45.00
4	885.29	-3.00%	$0.20	$0.85	$43.45
5	858.73	-3.00%	$0.20	$1.05	$41.95
6	832.97	-3.00%	$0.19	$1.24	$40.50
7	807.98	-3.00%	$0.18	$1.42	$39.11
8	783.74	-3.00%	$0.18	$1.60	$37.76
9	760.23	-3.00%	$0.17	$1.77	$36.45
10	737.42	-3.00%	$0.16	$1.93	$35.20

		Total Index Return		-26.26%
		Annualized Index Return		-3.00%
		Annualized ETN Total Return		-3.45%
		Total ETN Return		-29.60%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,002.50	0.25%	$0.23	$0.23	$49.90
2	1,005.01	0.25%	$0.22	$0.45	$49.80
3	1,007.52	0.25%	$0.22	$0.67	$49.70
4	1,010.04	0.25%	$0.22	$0.90	$49.60
5	1,012.56	0.25%	$0.22	$1.12	$49.50
6	1,015.09	0.25%	$0.22	$1.34	$49.40
7	1,017.63	0.25%	$0.22	$1.57	$49.30
8	1,020.18	0.25%	$0.22	$1.79	$49.21
9	1,022.73	0.25%	$0.22	$2.01	$49.11
10	1,025.28	0.25%	$0.22	$2.23	$49.01

		Total Index Return		2.53%
		Annualized Index Return		0.25%
		Annualized ETN Total Return		-0.20%
		Total ETN Return		-1.98%

RISK FACTORS

The ETNs are senior, unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in the ETNs is not equivalent to investing directly in the Index or the Index Constituents.  See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Relating to the Return on the ETNs

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior, unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

Your Payment at Maturity or Upon Early Redemption Will Be Significantly Reduced by the Investor Fee Regardless of the Performance of the Index and Your ETNs Are Not Principal Protected

Your payment at maturity or upon early redemption will be significantly reduced by the investor fee.  The investor fee will accrue throughout the term of the ETNs regardless of the performance of the Index, resulting in a fee rate having a cumulative effect of approximately 0.45% per year.  As such, the level of the Index must increase significantly in order to offset the investor fee.  Your return at maturity or upon early redemption may be less than that of a comparable investment in the Index with lower or no investor fees.  If the level of the Index does not increase sufficiently, your return at maturity or upon early redemption may also be less than the amount you invested in the ETNs.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

Owning the ETNs is Not the Same As Owning the Index Constituents or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the Index Constituents or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Constituents

You will not receive any periodic interest payments on your ETNs.  As an owner of the ETNs, you will not have rights that investors in the Index Constituents may have.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any Index Constituents or of any dividends or distributions relating to such securities.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date.  You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the value of the Index Constituents will affect the Index, and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor.  Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the Index

Constituents, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•      prevailing market prices and forward volatility levels of the Index Constituents and the stock markets on which the Index Constituents are listed or traded and prevailing market prices of options on the Index, any of the Index Constituents or any other financial instruments related to the Index or any of the Index Constituents;

•      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•      the time remaining to the maturity of the ETNs;

•      interest rates;

•      economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the Index Constituents, the Index or the stock markets on which the Index Constituents are listed or traded;

•      the perceived creditworthiness of Barclays Bank PLC;

•      supply and demand in the listed and over-the-counter equity derivative markets; or

•      supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date could also be postponed to the fifth business day following such valuation date, as postponed.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate of the level of the Index for such day.  See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Index

The Index Level Will Depend Upon the Success of the RoD Ranking

The RoD Index is based on the RoD Ranking, which notionally tracks the returns that may be available from investing in a selected Basket of stocks of up to 100 companies who are considered by the index sponsor to be the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements.  The phrase “disability market” refers to the 1.3 billion people globally who face challenges across three general areas – dexterity, cognition or sensory abilities – as well as their friends and family. The RoD Ranking is based on the premise that companies which utilize certain best practices with respect to employees with disabilities, customers with disabilities and productivity processes that leverage the unique approaches to problem solving from people with disabilities will create shareholder value and cause their stocks to rise.  However, this premise may be inaccurate, and the use of such best practices and productivity processes may not be correlated with favorable stock price performance.  Moreover, even if the underlying premise is accurate, the methodology used by the index sponsor to determine the RoD Ranking may not be successful in identifying companies that utilize best practices in relation to employees and customers with disabilities or productivity processes that leverage the problem-solving shells of people with disabilities.  If the RoD Ranking selects stocks that subsequently decline in value (or that do not rise more than comparable stocks or stock indices), the level of the RoD Index will decline, which will have an adverse effect on the value of your ETNs.

The RoD Index Has Limited Historical Information

The RoD Index was created in September, 2014. Because limited historical performance data exists with respect to the RoD Index, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to evaluate the validity of the RoD Ranking and the methodology utilized by the RoD Index to select the Index Constituents.

Historical Levels of the RoD Index Should not be Taken as an Indication of the Future Performance or Volatility of the Index during the Term of the ETNs

It is impossible to predict whether the RoD Index will rise or fall. The level of the RoD Index reflects the performance of a limited number of shares, relative to a broad market indicator.  The performance of these shares may be influenced by many unpredictable factors. The actual volatility and performance of the RoD Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to historical levels of the RoD Index.

You Have No Interests In Any of the Index Constituents or Rights to Receive Any Equity Securities

Investing in the ETNs will not make you a holder of the Index Constituents.  Neither you nor any other holder or owner of the ETNs will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituents.  The payment at maturity or upon early redemption will be paid in U.S. dollars, and you will have no right to receive delivery of any Index Constituents.

The RoD Index May Be Subject to Concentration Risks

The RoD Index may be more concentrated in a few industry sectors than more broad-based indices, which may subject the performance of the RoD Index to greater volatility and cause the RoD Index to be more adversely affected by negative economic, political or regulatory occurrences affecting those industry sectors than a more broadly diversified stock index.

The RoD Index is not Actively Managed

The RoD Index operates by pre-determined rules, as described in this pricing supplement under “The Index”. There will be no active management of the RoD Index to enhance returns beyond those embedded in the RoD Index. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed index, which may adversely affect the level of the RoD Index and the value of the ETNs.

We Are Not Obligated to Conduct Due Diligence on the RoD Ranking or any Index Component

We are not obligated to conduct due diligence and analysis on any Index Constituent or the RoD Ranking.  The RoD Ranking is maintained exclusively by the index sponsor and not by Barclays Bank PLC or any of our affiliates.  We can make no representations or warranties regarding the RoD Ranking nor can we provide any assurances regarding the ability of the RoD Ranking to meet its stated objectives, as described under “The Index” in this pricing supplement.  While we or our affiliates may conduct due diligence on any Index Constituents from time to time, prior to and during the term of the ETNs, we (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management.  Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the ETNs.  You cannot rely for any purpose on any of our information, analysis and opinions concerning any stock included within the RoD Index, the basket selected by the index sponsor to be reflected in the RoD Index or any Index Constituent. You are urged to consult with your own advisers before investing in the ETNs.

The Index Sponsor and Index Calculation Agent Rely on Information Over Which They Have no Control or Warranty

The index sponsor and index calculation agent rely on information from various third party independent and public sources in selecting the Index Constituents and calculating the Index level, including earnings and other financial reports published by individual companies. The index sponsor and index calculation agent do not independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for any Index Constituent is disrupted, publicly available information regarding the Index Constituent may be based on the last-reported levels and may be based on non-current information. The index sponsor and index calculation agent take no responsibility for the impact of any inaccuracy of such data on the value of the RoD Index or the value of the ETNs.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor or the Index Calculation Agent and Are Not Responsible for the Public Disclosure of Information Regarding the RoD Index, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor or the index calculation agent in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s and index calculation agent’s methods or policies relating to the calculation of the RoD Index in their capacity as the sponsor and calculation agent of the RoD Index.  The index sponsor and index calculation agent are not under any obligation to continue to calculate the RoD Index or required to calculate any successor index.  If the index sponsor or index calculation agent discontinues or suspends the calculation of the RoD Index, it may become difficult to determine the value of the ETNs or the amount payable at maturity.  The calculation agent may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the RoD Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion.  See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

The Policies of the Index Sponsor and Index Calculation Agent and Changes That Affect the Composition and Valuation of the RoD Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor and index calculation agent concerning the calculation of the Index level, and any additions, deletions or substitutions of Index Constituents, could affect the Index level and, therefore, the amount payable on your ETNs at maturity and the market value of your ETNs prior to maturity. Any of these actions could adversely affect the value of your ETNs. The index sponsor has no obligation to consider your interests in calculating or revising the RoD Index.

If events such as these occur, or if the Index level is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level.  The circumstances in which the calculation agent will be required to make such a determination are described more fully below under “The Index—Modifications to the Index”.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on CBOE BZX. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on CBOE BZX, there can be no assurance that a secondary trading market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on CBOE BZX or on any other securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.   Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to redemptions of the ETNs.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to redeem your ETNs prior to maturity, such redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value.  The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.  Furthermore, if you sell your ETNs at a price which reflects a discount below the closing indicative value, you may experience a significant loss.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If the total number of outstanding ETNs is not sufficiently above 25,000, you may not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right.  The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value.  The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market.  A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

In addition, if the ETNs undergo a reverse split, the number of ETNs required in order to exercise your right to redeem the ETNs will not be adjusted.  As a result, because a reverse split will increase the closing indicative value of the ETNs and will reduce the number of ETNs outstanding, a reverse split may adversely affect your ability to exercise your right to redeem your ETNs.  You may redeem your ETNs on a redemption date only if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt.  See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative note value or the prevailing market price at the time such sale is made. However, we are under no obligation to create or sell additional ETNs at any time, and if we do create or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time, and we may subsequently resume selling addition ETNs at any time.  If we limit, restrict or stop sales of such additional ETNs, or if we subsequently resume sales of such additional ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and

“Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs.  The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption.  For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor or index calculation agent were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or the Index Constituents May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the market price of those instruments, the levels of the Index and, therefore, the market value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the prices of the Index Constituents or the level of the Index and, therefore, the market value of the ETNs.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to the Index Constituents, futures or options on the Index or the Index Constituents, or other derivative instruments with returns linked to the performance of the Index or the Index Constituents that are not for the account of holders of the ETNs or on their behalf.  These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the value of the Index Constituents or the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the Index Constituents and equity securities generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment.  Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Constituents and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement.  As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the ETNs should be treated as ordinary income.  It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Certain alternative U.S. federal income tax characterizations of the ETNs could also affect non-U.S. investors.  For example, certain amounts received by non-U.S. investors may be subject to U.S. federal income tax withholding at a rate of 30%, or potentially a lower rate that is available by reason of any applicable income tax treaty.

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred as a result of one or more index rebalancings under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs. Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by the issuers of its constituent stocks, it is possible that the IRS could seek to treat you as having taxable income (subject to U.S. withholding tax, if you are a non-U.S. investor) during the term of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Consequences” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

Non-U.S. Investors in the ETNs May Be Subject to Adverse U.S. Federal Income Tax Consequences

A non-U.S. investor in ETNs may be subject to U.S. withholding tax under Section 871(m) of the Internal Revenue Code (the “Code”) with respect to amounts that it receives with respect to an ETN on or after January 1, 2020.  For a further discussion of this and other U.S. federal considerations that may be relevant to non-U.S. investors in the ETNs, please see the Non-U.S. Holder discussion under “Material U.S. Federal Income Tax Consequences” below.  Prospective non-U.S. investors should consult their tax advisors prior to investing in the ETNs.

THE INDEX

Overview

The Return on Disability US LargeCap ETN Total Return USD Index (the “RoD Index” or the “Index”) is an index which notionally tracks the returns that may be available from investing in a basket of stocks (the “Basket”) that are selected pursuant to the Return on Disability® Binary Ranking (“RoD Ranking” or the “Ranking”) and other eligibility criteria, as described below.  Donovan Group LLC (the “index sponsor”) employs the RoD Ranking to select a portfolio of stocks of up to 100 companies (the “index constituents”) that, according to the RoD Ranking, are considered the top ranked firms in the disability market with respect to creation of shareholder value and which meet other eligibility requirements described below. The phrase “disability market” refers to the 1.3 billion people globally who face challenges across three general areas – dexterity, cognition or sensory abilities – as well as their friends and family. The RoD Ranking is based on the premise that companies which utilize certain best practices with respect to employees with disabilities, customers with disabilities and productivity processes that leverage the unique approaches to problem solving from people with disabilities will create shareholder value and cause their stocks to rise.  The RoD Index is calculated by ICE Data Services, Inc. (the “index calculation agent”) based on the Basket of stocks selected pursuant to the RoD Ranking and which meet the other eligibility criteria described below.  The Index is rebalanced quarterly to maintain equal weighting and is reconstituted annually to account for new corporate activity in the disability market.

The RoD Ranking and RoD Index are maintained by the index sponsor. The index sponsor is a research company and index sponsor that focuses on the disability market.  The index sponsor employs the RoD Ranking annually at calendar year-end to select stocks that meet its criteria.  On each index announcement date (as defined below), the index sponsor will publish the list of Index Constituents on the relevant index page of its website http://www.rod-group.com (the “RoD Website”) and the Index Constituents will be added to the Index 20 index business days later on the index reconstruction date (as defined below).  We have included that website (and the additional websites below) in this pricing supplement as inactive textual references only.  Information on those websites is not part of this pricing supplement.    We provide no assurance that the index sponsor will continue to publish this information, or with what frequency it will do so.  The index calculation agent calculates the level of the RoD Index on each index business day with respect to the prior index business day and the index level is reported on Bloomberg under the ticker symbol “RODITR <Index>“.   An “index business day”, means any day that is both a New York Stock Exchange trading day and a Nasdaq trading day.

Selection of Stocks through the RoD Ranking

On the date that is 25 index business days before the last date of the fourth quarter of each fiscal year (i.e. 25 index business days prior to the last day of December each year) (the “index selection date”), the index sponsor shall determine a list of stocks after the close of trading according to the criteria set forth below based on the relevant data.

First, the stock must be selected out of the “share universe” which means any common stock or ordinary shares or listed on a national securities exchange registered with the US Securities and Exchange Commission (a “US Exchange”).  The term “share universe” excludes interests in REITs, limited partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, tracking stocks, preferred shares, unit trusts, equity warrants, convertible bonds, investment trusts, and, American Depositary Shares (ADSs).

Initial public offerings are immediately eligible for inclusion in the Index subject to meeting the market capitalization and liquidity criteria detailed below.

Second, the issuing company must have an unadjusted market capitalization of US $2.0 billion or more.

Third, with respect to each share in the share universe, (i) the ratio of annual dollar value traded on all US Exchanges to float adjusted market capitalization must be 1.00 or greater, and (ii) a minimum of 250,000 shares must be traded in each of the six months leading up to the relevant index selection date.  This requirement is intended to ensure adequate liquidity for each share.

Fourth, if, after applying the market capitalization and liquidity thresholds set forth in steps two and three above, more than one class of shares issued by the same issuer remains, then the index sponsor will select the class or listing of shares based on which class or listing was the most liquid, as measured by the three month average daily trading volume, during the three month period preceding (and including) the index selection date.

Fifth, the company must be a U.S. company, which means any company that meets the following three criteria:

1.    The company must file on Form 10-K with the U.S. Securities and Exchange Commission and must not be a “foreign issuer” as defined in Rule 902(e) under the Securities Act of 1933.

2.    The primary listing of the company’s common stock is the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market.

3.    The company’s corporate governance structure is consistent with U.S. practice.

The final determination of whether a company is a U.S. company is made by the Index Committee (as defined below).

Sixth, the company must have “financial viability” which is usually measured as four consecutive quarters of positive as-reported earnings. As-reported earnings are determined by reference to U.S. Generally Accepted Accounting Principles (GAAP) net income excluding discontinued operations and extraordinary items.

Seventh, the index sponsor then creates an initial list of stocks of companies that have met substantially all the criteria set forth above and ranks them based on the RoD Ranking which ranks companies based on their (a) talent binary score, (b) customer binary score and (c) productivity binary score.  Each of these scores is described further immediately below.

(a)  Talent Binary Score

The talent binary score has two components: (1) attract and hire and (2) getting the firm ready.  ‘Attract and hire’ refers to basic activities that any company can engage in to cause people with disabilities to apply for open positions and results in the company hiring these individuals.  ‘Getting the firm ready’ refers to efforts to prepare the physical and cultural environment of a company to increase the chance of success for employees with disabilities, their managers and their colleagues.  These efforts must be publicly observable independent of the target company’s direct input.  Each company is evaluated for each component based on the criteria described below.  If a company meets the criteria of a particular category, they receive a score of a “1” for that component.  If a company does not meet the criteria for a particular category, they receive a score of a “0” for that component.  Each criterion is sourced, compiled and calculated by the index sponsor as described below under each component.

Attract and Hire (must meet 2 of the 3 criteria below in order to receive a score of “1”)

1.    Exists formal process to interview candidates with disabilities with published numbers.

•     Sourced:  Company statements, websites and partner relationships

•     Compiled: Annual audit independent of company

•     Criteria: Visible alternate contact info, successful partners

2.    Statement of actual hires of persons with disabilities with published numbers.

•     Sourced:  Company statements, government reports

•     Compiled: Annual audit independent of company

•     Criteria: Self-reporting publicly, affirmative action audits

3.    Career-focus message to attract persons with disabilities (for example, certain companies partner with organizations to attract candidates with business/talent-driven messages, internships and scholarships)

•     Sourced:  Company statements, websites and partner relationships

•     Compiled: Annual audit independent of company

•     Criteria: Non-legal messaging by – or on behalf of – company

Getting the Firm Ready (must meet 1 of the 3 criteria below in order to receive a score of “1”)

1.    Roll from curb to interview without barrier.

•     Sourced:  Company headquarter visit

•     Compiled:  Annual audit independent of company (as needed)

•     Criteria:  No steps, auto door, reception process

2.    Business-focused message to employees.

•     Sourced:  Company statements

•     Compiled:  Annual audit independent of company

•     Criteria:  Self-reporting publicly

3.    Legal compliance.

•     Sourced:  Company statements, websites and lawsuits

•     Compiled:  Annual audit independent of company

•     Criteria:  Statement of effort by company, government lawsuit settled/lost

(b)  Customer Binary Score

The customer binary score has two components: (1) product development and (2) customer experience. ‘Product development’ refers to action taken by the firm to gather and utilize insights from people with disabilities to improve the over-all user experience of a firm’s core product or service.  ‘Customer experience’ refers to efforts by the company to manage the interactions within retail, broadcast and online environments where customers interact with brands and purchase products to include the demands of people with disabilities and to act on their desires for branded experiences.  These efforts must be publicly observable independent of the target company’s direct input.    Each company is evaluated for each component based on the criteria described below.  If a company meets the criteria of a particular category, they receive a score of a “1” for that component.  If a company does not meet the criteria for a particular category, they receive a score of a “0” for that component.  Each criterion is sourced, compiled and calculated by the index sponsor as described below under each component.

Product Development (must meet 1 of the 3 criteria below in order to receive a score of “1”)

1.    Evidence access features in product (for example, makers of electronic goods include multiple features to allow their products to be used by persons with disabilities as part of their electronic programming).

•     Sourced:  Feature audit, 3rd party public reviews (expert & lay)

•     Compiled:  Annual audit independent of company

•     Criteria:  Functional needs met while delighting customer

2.    Evidence access features in service.

•     Sourced:  Feature audit, 3rd party public reviews (expert & lay)

•     Compiled:  Annual audit independent of company

•     Criteria:  Functional needs met while delighting customer

3.    Evidence access features in package (for example, consumer goods firms often design packaging that makes their product easily accessible for persons with disabilities).

•     Sourced:  Sourced:  Feature audit, 3rd party public reviews (expert & lay)

•     Compiled:  Annual audit independent of company

•     Criteria:  Functional needs met while delighting customer

Experience (must meet 1 of the 2 criteria below in order to receive a score of “1”)

1.    At least 1 person with disability ‘mention’ in primary-channel advertisements (i.e., mainstream advertisements show people with disabilities)

•     Sourced:  Public advertisements (5  years)

•     Compiled:  Annual audit independent of company

•     Criteria:  Text or visual cue

2.    At least 2 retail access enhancements. (actual or test)

•     Sourced:  Audits of retail environments (secret shopper)

•     Compiled:  Annual audit independent of company

•     Criteria:  Non-ADA access enhancement (i.e. an access enhancement that is not required under the Americans with Disabilities Act) that improves shopping experience

(c)         Productivity Binary Score

The productivity binary score has two components: (1) employee tools and (2) process change. ‘Employee tools’ refers to basic activities that any company can engage in to cause people with disabilities to be as productive as possible and put in place the corporate infrastructure to capture and foster future productivity enhancements.  ‘Process change’ refers to efforts to employ people with disabilities and leverage their talents and insights to drive down costs in process-heavy environments.  These efforts must be publicly observable independent of the target company’s direct input.   Each company is evaluated for each component based on the criteria described below.  If a company meets the criteria of a particular category, they receive a score of a “1” for that component.  If a company does not meet the criteria for a particular category, they receive a score of a “0” for that component.  Each criterion is sourced, compiled and calculated by the index sponsor as described below under each component.

Employee Tools (must meet 1 of the 2 criteria below in order to receive a score of “1”)

1.    Published accommodations process.

•     Sourced:  Company statements, websites and partner relationships

•     Compiled:  Annual audit independent of company

•     Criteria:  Visible accommodation statements/features, public case studies

2.    Existence of an Employee Resource Group.

•     Sourced:  Company statements, media reports

•     Compiled:  Annual audit independent of company

•     Criteria:  Firm reported or media

Process Change (must meet both of the 2 criteria below in order to receive a score of “1”)

1.    Public statements that firm captures process innovation from persons with disabilities to increase productivity (for example, a company mentions on their website that productivity gains have been made in distribution centers as a result of hiring persons with disabilities).

•     Sourced:  Company statements, websites and partner relationships

•     Compiled:  Annual audit independent of company

•     Criteria:  Aware of productivity enhancements and actively seeking

2.    Piloted in at least one facility on an ongoing basis.

•     Sourced:  Company statements, websites and partner relationships

•     Compiled:  Annual audit independent of company

•     Criteria:  Statement of pilot

As shown in the table below, the weight given to each of the three scores and the two components which comprise each score varies depending on the industry that each company operates in.

Table 1:  Weight given to each score and components that comprises the RoD Ranking

	Consumer Discretionary	Consumer Staples	Energy	Financials	Health Care	Industrials	Information Technology	Materials	Telecommunications Services	Utilities
Weight Given to the Talent Score, Customer Score and Productivity Score
Talent	15%	15%	75%	30%	10%	30%	30%	80%	30%	40%
Customer	70%	70%	15%	65%	80%	20%	50%	0%	40%	50%
Productivity	15%	15%	10%	5%	10%	50%	20%	20%	30%	10%
Talent Binary Score (component weights)
Attract & Hire	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Getting the Firm Ready	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%
Customer Binary Score (component weights)
Product Development	20%	20%	40%	30%	0%	40%	60%	0%	30%	0%
Experience	80%	80%	60%	70%	100%	60%	40%	100%	70%	100%
Productivity Binary Score (component weights)
Employee Tools	40%	40%	40%	40%	40%	40%	40%	40%	40%	40%
Process Change	60%	60%	60%	60%	60%	60%	60%	60%	60%	60%

After the weight is applied to each score and component as shown in the table above, the index sponsor then ranks the companies from highest to lowest (the “RoD Ranking”).  In the event that two companies have the same RoD Rankings, the company with the highest “financial viability”, which is usually measured as the last quarters as-reported earnings, will be selected.  As-reported earnings are determined by reference to Generally Accepted Accounting Principles (GAAP) net income excluding discontinued operations and extraordinary items.  The top 100 stocks in the RoD Ranking (the “Index Constituents”) will be included in the Index beginning on the next reconstitution date (as defined below).  The Index Constituents will be announced by the Index Sponsor on the RoD Website on the “index announcement date” which is 20 index business days prior to the last date of the fourth quarter of each fiscal year (i.e. 20 index business days prior to the last day of December each year). All of the shares will be equally weighted.  The Index Constituents will be included in the RoD Index for twelve months after the reconstruction date until the next annual rebalancing date, subject to a decision by the Index Committee to delete an Index Constituent.

Composition of the RoD Index

After the index sponsor has selected the Index Constituents by using the RoD Ranking described above, the Index Constituents will be added to the Index of the last index business day of the fourth quarter (i.e., on the close of the last index business day in December) (the “reconstitution date”) and will remain in the RoD Index until the next reconstitution date (approximately twelve months later), subject to a decision by the Index Committee to delete an Index Constituent.  The Index Constituents will be equally weighted and rebalanced on the last index business day of the first, second and third quarters (i.e., on the close of the last index business day in March, June and September), as described further below.

Index Initial Composition

The number of shares of each Index Constituent on the January 3, 2012 (the “Index Base Date”) is calculated according to the following formula:

Where:

 is the Index level on the Index Base Date and is equal to 100;

 is the official closing price of the i-th Index Constituent quoted on the Index Constituent’s primary exchange as of the close of the Index Base Date; and

 is the weight of the i-th Index Constituent on the Index Base Date as determined by the index calculation agent

Rebalancing of the RoD Index

The Index shall be rebalanced following each index selection date over the rebalancing period.  The “Rebalancing Period” means a period of four consecutive index business days starting from the second index business day of every March, June, September and December.  Each date included in the index rebalancing period is referred to as a “Rebalancing Date”.  During the Rebalancing Period, the current Index Constituents as selected on the index selection date immediate preceding the most recent Rebalancing Date are referred to as the “Old Index Constituents”.  The Index Constituents selected on the immediately preceding index selection date are referred to as the “New Index Constituents”.  In other words, during the Rebalancing Periods in March, June and September each year, the Old Index Constituents and New Index Constituents will both refer to the Index Constituents selected on the index selection date of the previous calendar year.  During the Rebalancing Period in December each year, the Old Index Constituents refers to the Index Constituents selected on the index selection date in the previous calendar year and the New Index Constituents refers to the Index Constituents chosen in the same calendar year on the immediately preceding index selection date.

For each Index Constituent of the Index, the number of shares to be held in the Index is calculated on the close of each Rebalancing Date, according to the following formulae:

Old Index Constituents:

New Index Constituents:

Where:

 is the cumulative cash flow of Old Index Constituents and New Index Constituents since the last index rebalancing date and is given by the sum of all the daily cash flows distributed by the Index Constituents constituting the Index following (1) both ordinary cash dividend (i.e., any regular scheduled cash dividend as declared by the issuer of the relevant Index Constituent) and special cash dividend payments (i.e., any dividends classified as a “special dividend” on the relevant Bloomberg page) and (2) adjustments due to any Corporate Actions;

 denotes the Rebalancing Date during the Rebalancing Period and can be equal to 1,2,3,4;

 is the index business day immediately preceding the first Rebalancing Date;

 is the J-th Rebalancing Date, with ;

,and   denote the number of Shares of the j-th Old Index Constituents, to be held on the close of the J-th Rebalancing Date and the number of Shares of the j-th Old Index Constituents held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

,and   denote the number of Shares of the i-th New Index Constituent, to be held on the close of the J-th Rebalancing Date and the number of Shares of the i-th New Index Constituent held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

 is the number of Old Index Constituents;

 is the number of New Index Constituents;

 is the Price of the i-th New Index Constituent on the relevant Rebalancing Date , with ;

 is the Price of the j-th Old Index Constituent on the relevant Rebalancing Date , with ;

 is an adjustment factor reflecting the impact of Corporate Actions affecting the i-th New Index Constituent on Rebalancing Date  where  is the Ex-Date for the Corporate Action. If there is no Corporate Action affecting the i–th New Index Constituent on Rebalancing Date  then will be equal to 1, otherwise its value will be calculated by the index calculation agent to reflect the occurrence of any Corporate Action;

 is an adjustment factor reflecting the impact of Corporate Actions affecting the j-th Old Index Constituent on Rebalancing Date  where  is the Ex-Date for the Corporate Action. If there is no Corporate Action affecting the j–th Old Index Constituent Rebalancing Date , then will be equal to 1, otherwise its value will be calculated by the index calculation agent to reflect the occurrence of any Corporate Action; and

 is the weight of the i-th New Index Constituent determined in accordance with the procedure set forth above under “Selection of Stocks through the RoD Ranking”.

Calculation of the RoD Index

The Index level in respect of the Index Base Date is 100.0000. Thereafter, the Index level on each index business day shall be calculated by the index calculation agent in accordance with the following formula:

Where:

 is the Index level on index business day t;

 is the Index level on the immediately preceding Rebalancing Date R with respect to current index business day t;

 is the return of the Basket for the period from, but excluding, the Rebalancing Date R immediately preceding index business day t to, and including, the current index business day t, calculated as follows:

Where:

 is the Total Return Basket Value (as defined below) formed by all the Index Constituents on index business day t; and

 is the Total Return Basket Value on the Rebalancing Date R immediately preceding index business day t.

Total Return Basket Value Calculation

The “Total Return Basket Value” is calculated according to the following formula. The Basket Value is equal to 100 on the Index Base Date

Where:

 is the Total Return Basket Value as of the close of the index business day t;

m is the number of Index Constituents;

 is the number of Shares of Index Constituent i held in the Index as of the close of the index business day t. On each index business day t which is not a Rebalancing Date,  is determined as follows:

Where:

 is the number of shares for Index Constituent i as of the immediately preceding index business day t;

 is an adjustment factor reflecting the impact of Corporate Actions affecting Index Constituent i on day t (i.e. t is the Ex-Date for the Corporate Action(s)). If there is no Corporate Action on Index Constituent i going ex-dividend on day t, then will be set equal to 1; otherwise its value will reflect the impact of the Corporate Action affecting Index Constituent i and will be calculated according to the methodology described below;

 is the official closing price of Index Constituent i as quoted on the Index Constituent’s primary exchange on index business day t;

  is the cumulative cash flow since the last Rebalancing Date R and is calculated according to the following formula:

Where:

 is the cash flow at time t, which is the daily cash flow distributed by the Index Constituents following both ordinary cash dividend and special cash dividend payments or adjustments due to other Corporate Actions, as determined by the index calculation agent.

Adjustments for Corporate Actions

The index calculation agent will make an appropriate adjustment to the level of any Index Constituent that is impacted by a Corporate Action.  “Corporate Action” means an ordinary cash dividend, stock dividend, special cash dividend, stock split, reverse stock split, rights offering, stock dividend in the form of another security, return of capital and share consolidation, repurchase of shares by the issuer corporation/self tender, delisting, spin-off, any combination of these actions or any other similar action by an issuer of any Index Constituent.  “Ex-Date” means the day on, or after which, a stock trades on a basis that gives effect to the relevant Corporate Action.  A detailed description of the adjustments made to an Index Constituents due to a Corporate Action is available on the RoD Website.

Index Committee

Overview

The RoD Index is maintained by the Index Committee.  The Index Committee shall oversee the integrity of the rules and provide clarifying guidance on the rules where required, although every effort is made to ensure the rules are clear and non-discretionary.  The Index Committee will consist of three or five voting Members, one of whom will act as Chair.  The index sponsor will determine the size of the Index Committee at any given time. If the Index Committee has three Members, the index sponsor shall appoint two Members.  If the Index Committee has five Members, the index sponsor will appoint three Members.  The remaining Members will be appointed by the index calculation agent.  Members appointed by the index sponsor are referred to as “index sponsor Members” and Members appointed by the index calculation agent are referred to as “index calculation agent Members”.  The Chair will be an index sponsor Member and will be selected collectively by the index sponsor Members.  For their work on the Index Committee, Index Committee Members will not receive a salary or other financial remuneration (or any benefit in kind).

Removal and Appointment of New Members of the Index Committee

Index Committee Members may be removed by a simple majority of the Index Committee.  If an index sponsor Member is removed or departs for any reason, the remaining index sponsor Members will nominate a new index sponsor

Member.  If an index calculation agent Member is removed or departs for any reason, the remaining index calculation agent Members will nominate a new index calculation agent Member.  Approval of new or replacement Index Committee Members shall be made by at least a simple majority of the existing Index Committee Members.  Any Index Committee Member may propose a replacement for themselves at any time.

Responsibilities of the Index Committee

The Index Committee shall be responsible for (a) any amendments to the Index rules to ensure the integrity of the rules and provide clarifying guidance on the rules where required, (b) any decisions to cease publishing an Index except where any such cessation is required by applicable law, (c) any decisions necessary regarding clarifying guidance on the rules, ambiguous cases or discretionary additions or deletions from the Index (which will be made public via the ROD Website or such mechanic (internet or otherwise) as the index sponsor decides from time to time).  Each of the above in (a), (b) and (c) may be carried through simple majority vote of the Index Committee.  The scope of the Index Committee and its powers specifically excludes any matters not set out in this paragraph.

Meetings, quorum and voting

The index sponsor shall provide at least 5 index business days advance written notice of any meeting to each Index Committee Member.  “Quorum” is defined as: (a) the Chair; and (b) at least one other Index Committee Member.  Where a Quorum is not reached within 30 minutes of the start of an Index Committee meeting, the meeting shall be adjourned for 5 index business days and the following meeting shall be considered to have a Quorum.

Each Index Committee Member shall be entitled to one vote at each Index Committee meeting.  All motions or matters before the Index Committee may be carried by simple majority.  Voting may be effected by telephone, fax or email.  An index sponsor Member present at a meeting may exercise the votes of any index sponsor Member(s) not present at the meeting.  An index calculation agent Member present at a meeting may exercise the votes of any index calculation agent Member(s) not present at the meeting.

Agenda, Confidentiality and Conflicts of Interest

The Chair of the Index Committee will approve the agenda for each meeting.

The minutes of the Index Committee are confidential information and may not be discussed with anyone outside the Index Committee without the prior written approval of the Chair.

Any Index Committee Member who has a conflict of interest with respect to an issue before the Index Committee must excuse him/herself from participating or voting in relation to that issue. In participating in the Index Committee’s activities, all Index Committee Members will aim to observe the highest standards of market practice, avoid appearances of impropriety, and remain mindful of their regulatory responsibilities surrounding issues such as market abuse, dealing ahead and insider trading.

Index Announcements

Announcements of the Index Constituents are made on the index announcement date.   Announcements of deletions from the RoD Index are made at 5:15 PM Eastern Time one to five days in advance of the date when the deletion will become effective.  RoD Index press releases are posted on the RoD Website.

Other Adjustments

In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Index Committee’s discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

In the event that an Index Constituent is deleted prior to an annual reconstitution, its replacement will not be added until the next reconstitution. For clarity sake, this means that, at any given time, the RoD Index may have fewer than 100 Index Constituents.

Modifications to the Index

Change in Methodology

The index calculation agent shall employ the methodology described herein and its application of such methodology shall be conclusive and binding. While the index calculation agent currently employs the methodology described herein, no assurance can be given that market, regulatory, juridical, financial, fiscal or other circumstances will not arise that would, in its view necessitate a modification or change of such methodology (including the information or inputs on which an Index is based) and consequently the index methodology or termination of the Index. The index calculation agent reserves the right to take these actions.

The index sponsor assumes no obligation to implement any modification or change to the methodology set out herein as a result of any market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index or any Index Constituents). Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications or changes will result in a methodology that is consistent with the objectives of the Index.

If any modifications, changes, suspension or termination effected described above, the index sponsor will publish such modifications or changes on the RoD Website.

Changes in Index Calculation Agent

The index sponsor may terminate the appointment of, and replace, the index calculation agent with a successor index calculation agent. Following termination of the appointment of the index calculation agent, the index sponsor will publish an announcement of such termination and the identity of the successor index calculation agent on the RoD Website soon as reasonably practicable.

Index Adjustments

The index sponsor may, at any time subject to a reasonable prior announcement published on the RoD Index Website, change with respect to the Index, the name of the Index, the place and time of the publication of the Index level, and the frequency of the publication of the Index level.

Index Market Disruption Events

If, on any index business day, an “Index Market Disruption Event” (as defined below) with respect to any Index Constituent occurs that, in the sole discretion of the index calculation agent, affects the Index, the index calculation agent may:

•     defer or suspend publication of the Index level and any other information relating to the Index until it determines that no Index Market Disruption Event is continuing;

•     if such index business day is an index selection date, to postpone such date to the next index business day on which it determines that such Index Market Disruption Event is not continuing;

•     if such index business day is a Rebalancing Date, postpone such date to the next index business day on which it determines that such Index Market Disruption Event is not continuing; or

•     permanently discontinue supporting such Index or terminate the calculation of the Index level and the publication of the Index level of such Index, if the index calculation agent determines that the foregoing measures provided in the three bullet points above produce results that are not consistent with the objectives of such Index.

Any of the following will be an “Index Market Disruption Event” with respect to an Index Constituent:

•     a suspension, absence or limitation of trading in (1) such Index Constituent in its primary market, as determined by the index calculation agent, or (2) futures or options contracts relating to such Index Constituent in the primary market for those contracts, as determined by the index calculation agent, in either case for more than two hours of trading or at any time during the 30 minute period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•     any event that disrupts or impairs, as determined by the index calculation agent, the ability of market participants in general to (1) effect transactions in, or obtain market values for, such Index Constituent in its primary market, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to such Index Constituent in the primary market for those contracts, in either case for more than two hours of trading or at any time during the 30 minute period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•     the closure on any Scheduled Trading Day (as defined below) of the primary market for such Index Constituent prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such Scheduled Trading Day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such primary market;

•     any Scheduled Trading Day on which (1) the primary market for such Index Constituent or (2) the exchanges or quotation systems, if any, on which futures or options contracts relating to such Index Constituent are traded, fails to open for trading during its regular trading session;

•     the declaration of a general moratorium in respect of banking activities in London or New York; or

•     the occurrence of an event that makes it impossible or not reasonably practicable on any index business day for the index calculation agent to obtain the price of such Index Constituent, or any other price for the purposes of calculating the Index level in a manner reasonably acceptable to the index calculation agent;

and, in any of these events, the index calculation agent determines that the event was material.

For purposes of the definition of Index Market Disruption Event, “Scheduled Trading Day” means, with respect to an Index Constituent, any day on which the primary market for such Index Constituent is scheduled to be open for trading for its regular trading session, as determined by the index calculation agent.

The following events will not be an Index Market Disruption Event:

•     a limitation on the hours or number of days of trading in the relevant market or relevant exchange only if the limitation results from an announced change in the regular business hours of the relevant market; and

•     a decision to permanently discontinue trading in futures or options contracts relating to the Index or any Index Constituent.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an Index Constituent in its primary market, or in futures or options contracts relating to an Index Constituent, if available, in the primary market for those contracts, by reason of any of:

•     a price change exceeding limits set by that market,

•     an imbalance of orders relating to those securities or those contracts, as applicable, or

•     a disparity in bid and ask quotes relating to those securities or those contracts, as applicable,

will constitute a suspension or material limitation of trading.

Index Adjustment Events

If, on any index business day, an “Index Adjustment Event” (as defined below) occurs that, in the determination of the index calculation agent, affects the Index, the Index calculation agent may:

•     make such determinations and/or adjustments as the index calculation agent considers necessary in order to maintain the objectives of the Index, in relation to (a) the methodology used to calculate the Index or (b) the Index level;

•     select a successor Index Constituent to replace the Index Constituent affected by the Index Adjustment Event in order to maintain the objectives of the Index;

•     if the index calculation agent determines that the measures described in the two bullets above are not feasible or are not capable of producing the results that are consistent with the objectives of the Index, defer or suspend publication of the Index level and any other information relating to such Index until it determines that no Index Adjustment Event is continuing;

•     if the index business day on which the Index Adjustment Event occurs or is continuing is a index selection date or Rebalancing Date, to postpone such date to the next index business day on which it determines that such Index Adjustment Event is not continuing; or

•     permanently discontinue supporting such Index or terminate the calculation of the Index level and the publication of the Index level of such Index, if the index calculation agent determines that the foregoing measures described above produce results that are not consistent with the objectives of such Index.

Any of the following will be an “Index Adjustment Event”:

•     the index calculation agent determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•     the index calculation agent determines, at any time, that there has been (or there is pending) a change in taxation (i) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (ii) affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Index Constituents; or

•     a change shall have been made to any of the Index Constituents or there shall have occurred any other event that would make the calculation of an Index impossible or infeasible, technically or otherwise, or that makes an Index non-representative of market prices of the Index Constituents or undermines the objectives of an Index or the reputation of an Index as a fair and tradable index.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that is beyond the reasonable control of the index calculation agent and that the index calculation agent determines affects any Index, any Index Constituent or the methodology on which any Index is based or the index calculation agent’s ability to calculate and publish any Index.

Hypothetical and Actual Historical Performance of the Index

The closing level of the Index is deemed to have been 100.00 on the Index Base Date, which was January 3, 2012.  The index calculation agent began calculating the Index on September 9, 2014.  Therefore, the historical information for the period from January 3, 2012 until September 8, 2014 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index calculation agent begun calculating the Index on the Index Base Date.  Historical information from the period from and including September 9, 2014 is based on the actual performance of the Index.

The hypothetical historical information was determined using the methodology currently used to calculate the Index.  The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party.  Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight.  Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

All calculations of historical information are based on information obtained from various third-party independent and public sources, without independent verification.

The hypothetical and actual historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of the ETNs.  The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain fees.

The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain costs and fees.

The following table illustrates the hypothetical and actual annual performance of the Index based on the hypothetical historical year-end closing levels of the Index from the index base date through January 2, 2014 and the actual performance of the Index from and including September 9, 2014 onwards.

Date	Closing Level of the Index
January 3, 2012	100.00
January 2, 2013	120.85
January 2, 2014	162.44
January 2, 2015	187.42
January 4, 2016	190.52
December 30, 2016	219.12
December 29, 2017	268.93
December 31, 2018	252.87
July 15, 2019	301.47

The following graph shows the hypothetical performance of the Index during the period from January 3, 2012 through September 8, 2014 and the actual performance of the Index from September 9, 2014 onwards.

Hypothetical and actual historical performance of the Index is not an indication of future performance.  Future performance of the Index may differ significantly from hypothetical and actual historical performance, either positively or negatively.

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Donovan Group LLC

The Donovan Group LLC (“Donovan “), is a New York State limited liability company, having its principal place of business at 14 Wall Street, 20th Floor, New York, NY 10005.

For more information on the Donovan Group, please refer to http://www.rod-group.com.  The information on Donovan’s website is not, and should not be considered, incorporated by reference into this pricing supplement.

Disclaimer

Return on Disability® is a registered trademark of Integrated Process Solutions LLC (“IPS”). IPS has granted Donovan Group LLC (“Donovan Group”) an exclusive and unrestricted license to use Return on Disability® in its commercial activities, including the right to sublicense the use of such mark. Donovan Group has sublicensed the right to use this mark to Barclays Bank PLC in connection with certain activities.  This document does not constitute an offer of services in jurisdictions where Donovan Group LLC or their respective affiliates do not have the necessary licenses. All information provided by Donovan Group LLC is impersonal and not tailored to the needs of any person, entity or group of persons. Donovan Group LLC receives compensation in connection with licensing its indices to third parties. Past performance of an index is not a guarantee of future results.

It is not possible to invest directly in an index. Exposure to an asset class represented by an index is available through investable instruments based on that index. Donovan Group LLC does not sponsor, endorse, sell, promote or manage any investment fund or other investment vehicle that is offered by third parties and that seeks to provide an investment return based on the performance of any index. Donovan Group LLC makes no assurance that investment products based on the index will accurately track index performance or provide positive investment returns. Donovan Group LLC is not an investment advisor, and Donovan Group LLC makes no representation regarding the advisability of investing in any such investment fund or other investment vehicle. A decision to invest in any such investment fund or other investment vehicle should not be made in reliance on any of the statements set forth in this document. Prospective investors are advised to make an investment in any such fund or other vehicle only after carefully considering the risks associated with investing in such funds, as detailed in an offering memorandum or similar document that is prepared by or on behalf of the issuer of the investment fund or other vehicle. Inclusion of a security within an index is not a recommendation by Donovan Group LLC to buy, sell, or hold such security, nor is it considered to be investment advice.

These materials have been prepared solely for informational purposes based upon information generally available to the public from sources believed to be reliable. No content of Donovan Group or IPS contained in these materials (including index data, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse-engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of Donovan Group LLC. The Content shall not be used for any unlawful or unauthorized purposes. Donovan Group LLC and its third-party data providers and licensors (collectively “Donovan Group LLC Indices Parties”) do not guarantee the accuracy, completeness, timeliness or availability of the Content.  Donovan Group LLC Indices Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON AN “AS IS” BASIS. DONOVAN GROUP LLC INDICES PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT’S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall Donovan Group LLC Indices Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs) in connection with your use of the Content even if advised of the possibility of such damages.

Disability-related and other analyses, including company-specific results, are generally provided by affiliates of Donovan Group LLC. Such analyses and statements in the Content are statements of opinion as of the date they are expressed and not statements of fact. Any opinion, analyses and rating acknowledgement decisions (described below) are not recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. Donovan Group LLC does not assume any obligation to you to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. Donovan Group LLC does not act as a fiduciary or an investment advisor. While Donovan Group LLC has obtained information from sources they believe to be reliable, Donovan Group LLC does not perform an audit or undertake any duty of due diligence or independent verification of any information it receives.

Donovan Group LLC may receive compensation for its company specific research and certain disability-related analyses, normally from companies within its defined research universe and issuers of financial products. Donovan Group LLC reserve the right to disseminate its opinions and analyses. Index information, public research and analyses from The Return on Disability Group (an affiliate of Donovan Group LLC) are made available on its Web sites, www.rod-group.com (free of charge),  and may be distributed through other means, including third-party redistributors.

In addition, Donovan Group LLC provides a wide range of services to, or relating to, many organizations, including issuers of securities, investment advisers, broker-dealers, investment banks, other financial institutions and financial intermediaries, and accordingly may receive fees or other economic benefits from those organizations, including organizations whose securities or services they may include in model portfolios, evaluate or otherwise address.

Licensing

Return on Disability® is a registered trademark of Integrated Process Solutions LLC (“IPS”). IPS has granted Donovan Group LLC (“Donovan Group”) an exclusive and unrestricted license to use Return on Disability® in its commercial activities, including the right to sublicense the use of such mark. Donovan Group has sublicensed the right to use this mark to Barclays Bank PLC in connection with certain activities.  Donovan Group LLC does not sponsor, endorse, sell, promote or manage any investment fund or other investment vehicle that is offered by third parties and that seeks to provide an investment return based on the performance of any index.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the Index Constituents and the stock markets on which the Index Constituents are listed or traded and prevailing market prices of options on the Index or any of the Index Constituents or any other financial instruments related to the Index or any of the Index Constituents; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the Index Constituents or the stock markets on which the Index Constituents are listed or traded; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is published for reference purposes only and is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs will be calculated by ICE Data Indices, LLC, or a successor, under the following ticker symbol:

ETNs	Ticker Symbol
Barclays Return on Disability ETN	RODI.IV

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day X Daily Index Factor

Where, for purposes of calculating the intraday indicative value:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Daily Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

ICE Data Indices, LLC is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but ICE Data Indices, LLC and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs.  ICE Data Indices, LLC makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein.  ICE Data Indices, LLC makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

ICE Data Indices, LLC and its respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of ICE Data Indices, LLC, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.  ICE Data Indices, LLC shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause.  ICE Data Indices, LLC is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs.  The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion.  For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date.  For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on September 10, 2014, which we refer to as the “inception date.”  The ETNs were first issued on September 15, 2014, which we refer to as the “issue date,” and will be due on September 17, 2024.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.  We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

An ““index business day” is a day on which is the New York Stock Exchange and the

NASDAQ Stock Market are both open for trading.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on CBOE BZX, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from September 10, 2014 to September 10, 2024, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.

The “initial valuation date” for the ETNs is September 10, 2014.

The “final valuation date” for the ETNs is September 10, 2024.

Postponement of Valuation Dates

Valuation dates with respect to the ETNs may be postponed and thus the determination of the Index level may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.  Any of the following will be a market disruption event with respect to the Index:

•      a suspension, absence or limitation of trading in the index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•      a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•      any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•      the closure on any day of the primary market for futures or options contracts relating to the Index or index constituents constituting 20% or more, by weight, of the index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market; or

•      any scheduled trading day on which (1) the primary markets for index constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session.

For purposes of the ETNs, “scheduled trading day” as used therein shall mean trading day as defined above under “Payment at Maturity”.

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading on which any index constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•      a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index or any index constituent, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market,

•      an imbalance of orders relating to the index constituent or those contracts, as applicable, or

•      a disparity in bid and ask quotes relating to the index constituent or those contracts, as applicable,

will constitute a suspension or material limitation of trading in such index component in its primary market or in futures or options contracts related to the Index or that index constituent in the primary market for those contracts.

For the purpose of determining whether a market disruption event with respect to the Index exists at any time, if trading in an index constituent is materially suspended or limited at that time, then the relevant percentage contribution of that index constituent to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that index constituent relative to (y) the overall level of the Index, in each case immediately before that suspension or limitation.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth trading day in the absence of the market disruption event.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.  If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” is:

•     in the case of holder redemption, effective as of August 31, 2017, the second business day following each valuation date (other than the final valuation date). The final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date; and

•     in the case of issuer redemption, the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity.  If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs.  In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the stated principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits”.

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index level for the ETNs as it believes are appropriate to ensure that the Index used to determine the amount payable on the maturity date or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the closing indicative value, the daily index factor, the level of the Index on the inception date, the investor fee, the maturity date, redemption dates, the default amount, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate.  Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions prior to or on the inception date involving purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.  In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered.  In this regard, we or our affiliates may:

•      acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index or the Index Constituents;

•      acquire or dispose of long or short positions in the Index Constituents; or

•      any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date.  That step may involve purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.  Except for the discussion under the heading “—Tax Consequences to Non-U.S. Holders” below, this section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income.  This section does not apply to you if you are a member of a class of investors subject to special rules, such as:

•      a dealer in securities;

•      a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•      a financial institution;

•      an insurance company;

•      a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•      a “regulated investment company” as defined in Code Section 851;

•      a “real estate investment trust” as defined in Code Section 856;

•      a partnership or other pass-through entity;

•      a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•      a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN;

•      a person whose functional currency for tax purposes is not the U.S. dollar; or

•      a former citizen or resident of the United States.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Consequences to U.S. Holders

Except for the discussion under the heading “—Tax Consequences to Non-U.S. Holders” below, this section describes the tax consequences to a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;

•      a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;

•      an estate whose income is subject to U.S. federal income tax regardless of its source; or

•      a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated as prepaid forward contracts with respect to the Index that are not debt instruments. Pursuant to the terms of the ETNs,

Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization.  If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, redemption, or “deemed exchange” as described below.  You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs.  This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations.  Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred as a result of one or more index rebalancings under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis in the ETN on the relevant index rebalancing. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of index rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that the ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs. Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to require you to include amounts in income during the term of your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that compose the Index. In this case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index, and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your ETNs each time the Index rebalances or is reconstituted.

Furthermore, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs.  According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis.  The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the ETNs.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of ETNs.  You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•          a nonresident alien individual;

•          a foreign corporation; or

•          a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity or early redemption) of an ETN.  In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

As discussed above, we intend to treat the ETNs as prepaid forward contracts with respect to the Index that are not debt instruments.  If this treatment is respected, and subject to the discussion below under “—Section 871(m) Withholding” and “—Foreign Income Tax Compliance Withholding,” you should generally not be subject to U.S. federal income or withholding tax on account of their interests in the ETNs unless income, gain or loss from the ETNs is “effectively connected” with your conduct of a trade or business in the United States (and, if an applicable treaty requires, attributable to a permanent establishment in the United States).  However, among the issues addressed in the notice described above is the degree, if any, to which income with respect to instruments described therein, which may include the ETNs, should be subject to U.S. withholding tax.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect.

Notwithstanding the above, the U.S. federal income tax treatment of the ETNs is uncertain, and alternative treatments of the ETNs are possible. Under certain alternative U.S. federal income tax characterizations of the ETNs, certain amounts received (or deemed to be received) by you may be subject to U.S. federal income tax withholding at a rate of 30%, or potentially a lower rate that is available by reason of any applicable income tax treaty.

Because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by the issuers of its constituent stocks, it is possible that the IRS could seek to treat you as having taxable income, subject to U.S. withholding tax, during the term of your ETNs.  You should consult your tax advisor regarding the risk that you could be treated as having taxable income prior to the taxable disposition of your ETNs.

If the ETNs were treated as debt instruments, subject to the discussion below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we currently would not treat any income or gain from an ETN as subject to U.S. withholding tax, without regard to whether you provide an appropriate Form W-8 to us or the applicable withholding agent.  However, you should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described below under the heading “—Backup Withholding and Information Reporting.”

If you are engaged in a U.S. trade or business, and if income or gain from an ETN is effectively connected with your conduct of that trade or business, although exempt from withholding tax, you generally will be taxed in the same manner as a U.S. Holder.  You will not be subject to withholding in this case if you provide a properly completed Form W-8ECI.  If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the ETNs, including the possible imposition of a 30% branch profits tax if you are a corporation.

Section 871(m) Withholding

Regulations promulgated under Section 871(m) of the Code took effect on January 1, 2017 with respect to instruments issued (or deemed issued) on or after that date.  In general, these regulations impose a 30% withholding tax (subject to reduction under an applicable treaty) on amounts treated as attributable to dividends from U.S. stocks (“dividend equivalents”) paid or deemed paid to to non-U.S. persons with respect to notes linked to U.S. equities or indices that include U.S. equities under certain circumstances.

Although the regulations as drafted would apply to ETNs issued or deemed issued on or after January 1, 2017, the IRS issued a notice announcing that payments made on certain notes, including the ETNs, will not in any event be subject to withholding under Section 871(m) until January 1, 2020.   Although not entirely clear, notwithstanding the delayed effective date, it is likely that the ETNs will be subject to

Section 871(m) starting on January 1, 2020, in which case you will be subject to a 30% withholding tax (subject to reduction under an applicable treaty) upon the sale or maturity of your ETNs on or after January 1, 2020 to the extent of any dividends that were included in the notional amount of the Index that is referenced by your ETNs.  Additionally, although it is not entirely clear, it is likely that the tax will only apply to dividends that are included in the Index on or after January 1, 2020 during your holding period in the ETNs. It is possible, however, that the tax will also apply to dividends that were included in the Index before January 1, 2020 during your holding period in the ETNs.

As noted above, the Section 871(m) regulations apply only to ETNs that are issued (or deemed issued) on or after January 1, 2017.  However, ETNs that are issued on or after January 1, 2017 will have the same CUSIP and ISIN number as ETNs that were issued before that date, and accordingly there is unlikely to be a practical way to distinguish among ETNs that are subject to withholding under this regime and those that are not.  As a result, Non-U.S. Holders of ETNs (including Non-U.S. Holders of ETNs that were purchased on or before December 31, 2016) may not be able to establish to the satisfaction of their custodians or other withholding agents that their ETNs are exempt from the new regulations. Accordingly, it would be prudent for you to assume that your ETNs will be subject to the new regulations starting on January 1, 2020.

Even if a Non-U.S. Holder is able to satisfy its custodian or other withholding agent that its ETNs were issued on or before December 31, 2016, if the IRS were successful in asserting that a “deemed” taxable exchange had occurred on or after January 1, 2017, as discussed above under “—Tax Consequences to U.S. Holders,” withholding would thereafter likely be required with respect to deemed dividend equivalent payments made on or after January 1, 2020.

We will not pay additional amounts with respect to any withholding taxes.  The application of Section 871(m) to your ETNs is complex, and uncertainties exist regarding how the new regulations will apply to your ETNs starting on January 1, 2020.  If you are a Non-U.S. Holder, you should consult your tax advisor about the application of Section 871(m) to your ETNs.

Foreign Account Tax Compliance Withholding

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.

Pursuant to Treasury regulations and the IRS notice discussed above, this legislation generally will apply to any ETN likely starting on January 1, 2020 to the extent the ETN is treated as subject to Section 871(m), as discussed above.  In that case, withholding (if applicable) would apply at a rate of 30% to amounts treated as dividend equivalents and to amounts treated as proceeds from the sale or exchange of your ETNs.

In addition, this legislation would apply to any ETN issued after the date that is more than six months after the date on which final regulations defining “foreign passthru payments” are issued if the ETNs are determined to give rise to “foreign passthru payments.”  In that case, withholding at a rate of 30% on amounts treated as “foreign passthru payments” would apply (if applicable).

In either case, it would be prudent to assume that any ETNs purchased on or after the relevant date for the application of this regime will be subject to this regime, because there is unlikely to be a practical way to establish the issue date of the ETNs you purchase.  Moreover, if the IRS were successful in asserting, on or after such date, that a “deemed” taxable exchange had occurred, as discussed above under “—Tax Consequences to U.S. Holders,” this regime would thereafter likely apply to the ETNs.

In addition, if the ETNs were treated as debt instruments, as described above in “—Tax Consequences to U.S. Holders—Alternative Treatments,” there is a risk that this regime could require withholding (if applicable) with respect to payments of amounts treated as interest or, after December 31, 2018, gross proceeds from the sale or redemption (including the redemption at maturity) of the ETNs.  However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding would apply to payments of gross proceeds. To the extent that we are the withholding agent, we would not expect to withhold on this basis, but if we determine that there is a material risk that such withholding is required, we may withhold on any payment at a 30% rate.

We will not pay additional amounts with respect to any withholding taxes.  You should consult your tax advisor regarding the potential application of FATCA, including the availability of certain refunds or credits.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

You may be subject to information reporting in respect of your ETNs.  You may also be subject to backup withholding on payments in respect of your ETNs unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE ETNS ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ETNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.   Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays

Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

The ETNs are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such ETNs or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

ANNEX A

NOTICE OF REDEMPTION

Email or Fax to:  etndesk@barclays.com or 212-412-1232

Subject:  Barclays Return on Disability Exchange Traded Notes, Notice of Redemption, CUSIP No. 06740D830

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement:  I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the redemption of the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, Barclays Return on Disability Exchange Traded Notes (the “ETNs”) due September 17, 2024, CUSIP No. 06740D830, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”).  Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$50,000,000

BARCLAYS BANK PLC

Barclays Return on Disability Exchange Traded Notes

Global Medium-Term Notes, Series A

______________________

Pricing Supplement dated August 1, 2019

(to Prospectus dated August 1, 2019 and
Prospectus Supplement dated August 1, 2019)